Exhibit 10.1

[Aetna Logo]
Mark Bertolini
Chairman and Chief Executive Officer
Aetna
151 Farmington Avenue
Hartford, CT 06156
860-273-1188
October 14, 2015

Rick Jelinek

Dear Rick:

We are pleased to offer you the position of Executive Vice President, Humana Integration. We look forward to having you start work on or before November 2, 2015. Your principal work location will be your home in Minnesota until your relocation to New York. Please note that the amount of time you spend in multiple states due to business travel may impact your state tax liability.

Your base salary will be $800,000 per year, payable in accordance with the company’s regular payroll practices (currently bi-weekly). Your salary will be reviewed periodically for a possible increase and the company may also from time to time review and adjust salaries to reflect appropriate compensation for each position.

You will be eligible for consideration for a pro-rated award under the company’s annual incentive program beginning with the 2015 performance year (payable in 2016) as long as the plan is in effect. Each year thereafter, while you are employed by the company, you will be eligible for consideration for additional awards under the annual incentive program while the plan remains in effect. Your full-year annual target bonus opportunity will be 110% of your base salary or such other percentage target that is in line with your position under applicable Company plans or policies.

We will recommend to the Board of Directors’ Committee on Compensation and Talent Management that you be granted sign-on restricted stock units (RSUs) which we consider as having a total target grant value of $3,000,000. The number of RSUs that you will receive will be based on the closing price of Aetna common stock on the effective date of the grant, in accordance with Company grant practices.  These RSUs will vest on the three year anniversary of the award date. The RSU grant will be subject to you agreeing to the terms of the award agreement and the plan.

We will also recommend to the Board of Directors' Committee on Compensation and Talent Management a 2016 annual Long-term incentive grant of $3,500,000. This grant will be comprised of $2,450,000 in Aetna stock appreciation rights (SARs) and $1,050,000 in performance stock units (PSUs). The number of SARs and PSUs that you will receive will be based on a valuation factor and the closing price of Aetna common stock on the effective date of the grant, in accordance with Company grant practices. For 2015, we will recommend to the Committee a pro-rated Long-term Incentive grant which reflects a 25% pro-rated value of a $3,500,000 annualized award guideline. Your 2015 LTI would be granted in the value of $612,500 in stock appreciation rights (SARs) and $262,500 in performance stock units (PSUs).

As an employee in an executive Career Level, you are expected to achieve a certain level of ownership in Company stock to better align the interests of senior executives with Company shareholders.  Specifically, we expect you to own shares of stock in the Company with a dollar value greater than or equal to 300% of your base salary.  If, at the time of vesting or exercise an executive has not achieved his or her stock ownership requirement, up to a 35% sales restriction will be applied to after-tax shares.  In addition to retaining shares from vesting or exercise of equity grants, there are a variety of Company programs currently available to you to build your stock ownership position.  Additional program details will be made available to you with your award.

In the event that (i) the Company terminates your employment for reasons other than cause or (ii) you elect to terminate your employment for “Good Reason” (defined below), you will receive a salary continuation payment of fifty two weeks (52) weeks of salary plus a value equal to your annual bonus target for the year of termination of employment. Such payment to be made over a 52 week period following your termination of employment. In addition, you will be paid in a lump sum a prorated target bonus for active service during the year of employment termination. Such lump sum payment to be paid 45 days following your termination of employment. These payments are in lieu of amounts payable under any Company severance and salary continuation benefits plan and are conditioned upon delivery of a release of any employment-related claims and covenants in form and substance satisfactory to the Company. The release shall be signed not later than 45 days following your termination of employment and the payment of any “deferred compensation” , as defined below, shall not begin before the end of such 45 day period. For this purpose, the term “Good Reason” shall mean, without your consent: (i) you no longer report to the CEO of the Company; (ii) a reduction by the Company of your total annual target cash compensation from the level in effect immediately prior thereto, except in the event of a ratable reduction affecting all senior officers of the Company; (iii) the closing of the acquisition by the Company of Humana Inc. does not occur, or (iv) your principle office location is required to be in a location other than the New York, NY metropolitan area. You agree to provide the Company with notice of any event constituting Good Reason no later than 30 days following the occurrence of such event and any termination of employment for Good Reason shall occur within 60 days after the occurrence of the event (subject to the right of the Company to cure prior to the end of such 60-day period).

The company will assist you with your relocation expenses associated with your move from your home office in Minneapolis, MN to New York, NY.  You will be contacted directly by a Relocation Counselor from CARTUS to initiate these services. It is agreed that in addition to the two months of temporary housing included in the Executive Relocation lump sum payment your relocation assistance will include an additional ten months of temporary two bedroom housing in New York, NY. If you voluntarily terminate your employment other than for Good Reason or are terminated for misconduct within 12 months of your start date, you will be responsible for repaying the full amount of your relocation expenses paid by Aetna. If you voluntarily terminate your employment other than for Good Reason or are terminated for misconduct after 12 months, but before 18 months of your start date, you will be responsible for repaying 50% of your relocation expenses paid by Aetna.  You expressly agree that the Company may deduct such amounts under this paragraph from any compensation due to you on or after your termination date.  Current federal and state tax law may affect the taxability of any payments made by Aetna to you for travel between your principal work location and your home as well as potential business travel to multiple locations.

Current federal and state tax law may affect the taxability of any payments made by Aetna to you for travel between your principal work location and your home as well as potential business travel to multiple locations.  If you do not exercise your full relocation benefits within twelve months of your start date, you will become responsible for all commuting costs between your principal work location and your home.

For the purpose of Paid Time Off (PTO) accrual only, you will earn twenty-eight (28) PTO days annually as if you had ten (10) years of service. In your first partial calendar year of employment, your PTO accrual will be pro-rated, based on your hire date. PTO includes time out of the office for vacation, personal time, family illness, and incidental sick days.

You will be eligible to participate in our contributory health and welfare benefit plans in accordance with the terms of any applicable and available plans. This presently consists of medical, dental, life, disability, flexible spending accounts and accident benefits. Once you begin work, you can enroll for coverage through our Intranet site. You can access information on our various benefit programs, services and associated costs at www.Aetna.com/working.

This offer is based on the information you provided in the Aetna Employment Application and is contingent upon successful completion of a background check, and passing a urinalysis drug test as part of the standard pre-employment process. Your test must be scheduled and taken no later than two business days from the date you verbally accepted Aetna’s offer of employment. Aetna’s Candidate Information sheet, enclosed, provides instructions you must follow to schedule and take your drug test within the timeframe noted above.

In addition, if you have previously worked for a government entity, this offer is contingent upon a review of any restrictions your prior government employer may place on your ability to perform the duties of this job. Further, any outside affiliations/directorships are subject to review and approval for potential conflicts of interest pursuant to the Company’s Code of Conduct. You have disclosed three current affiliations. We have agreed that you will resign from these affiliations as soon as is practicable.

If you have a disability and will need an accommodation to perform the essential functions of your job, please call Aetna's HR Contact Center at 1-800-238-6247.  They will collect your contact information and refer your request to Aetna's Workplace Accommodations Unit.  This unit will then contact and work with you to identify and implement a reasonable accommodation.

Federal law requires us to use the I-9 form to verify the legal authorization of all new employees to work. You must bring appropriate documentation to verify both your identity and employment eligibility on your first day. Please review the enclosed materials that provide information about the List of Acceptable Documents you must bring to work on your first day in order to complete the I-9 form. If an item from List “B” is presented the document must include a photograph.

In addition, Aetna participates in the federal E-Verify Program. Under the E-Verify Program, documents used to determine employment authorization are subject to verification by the Social Security Administration and Department of Homeland Security through their databases.

There must be an exact match between the employee name you provided us and the name associated with your social security number and listed with the Social Security Administration. If the names do not match, we may not be able to hire you or your employment could be terminated later. Therefore, please follow up with the Social Security Administration to resolve any discrepancies. Employees hired or rehired in all states must meet the requirements of the E-Verify Program. In the event that we are unable to get a confirmation from the Department of Homeland Security and/or cannot determine the validity of the documents presented, we may terminate your employment.

This offer is made based on your representation that your accepting this position and performing your job responsibilities will not violate any restrictive covenants in favor of any present and/or former employers. We expect that you will comply with all of your restrictive covenants and other obligations, including any obligation not to disclose confidential or proprietary information, and that you will not breach any such covenants or obligations during the course of your employment with the company. We agree that you may collect fees earned through the run-off of private equity arrangements related to your prior employment at Advent International. You have agreed that any payments you receive will be limited to Advent engagements that preceded your employment with Aetna.

Aetna expects you to treat confidential and proprietary information-both that belonging to Aetna and that belonging to other companies-appropriately. This includes not disclosing or using any confidential or proprietary information or trade secrets from prior employers. If you are not sure if this applies to you, you should seek legal advice. To protect the company’s proprietary information, as a condition of your employment, you will be required to sign and return the attached Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement. Aetna expressly acknowledges it will not interpret its non-competition provisions to prevent you from working in private equity, as long as such employment does not otherwise violate the non-competition provisions. To the extent you are required following your termination of employment to provide assistance to the Company, upon its reasonable request, with respect to matters within the scope of your duties and responsibilities during employment, the Company agrees that it shall, to the maximum extent possible under then prevailing circumstances, coordinate any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities. The Company also agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals, and lodging) that you may incur in providing assistance to the Company hereunder.
This offer and your acceptance of that offer also are contingent upon your agreement to use the Company’s mandatory/binding arbitration program rather than the courts to resolve employment-related legal disputes. In arbitration, an arbitrator instead of a judge or jury resolves the dispute, and the decision of the arbitrator is final and binding. The enclosed materials should answer any questions you have about Aetna’s Employment Dispute Arbitration Program. With respect to claims subject to the arbitration requirement, arbitration replaces your right and the company’s right to sue or participate in a lawsuit. You are advised to, and may take the opportunity to, obtain legal advice before final acceptance of the terms of this offer. You will be required to complete an electronic version of the enclosed Employment Dispute Arbitration Acknowledgement Form on your start date.

The intent of this agreement is to comply with Internal Revenue Code Section 409A. Any payments of “deferred compensation” hereunder (as defined in Section 409A) that are payable or commence to be payable under this Agreement solely by reason of your termination of employment, shall be payable or commence to be payable as soon as, and no later than, the date you experience a “separation from service” as defined in Section 409A, subject to the six-month delay required under Section 409A if you are “Specified Person” (as applicable). In addition, nothing in the Agreement shall require the Company to, and the Company shall not, accelerate the payment of any amounts that constitute “deferred compensation” except to the extent permitted under Code Section 409A. The right to any installment payments described above shall be treated as a right to a series of separate payment under Section 409A. Further any reimbursements or in-kind benefits provided under this agreement shall be administered in accordance with 409A.

Please be reminded that this letter is not an employment contract. Aetna is an “at will” employer and makes no representation to you of continued employment. While the company hopes that its employment relationship with its employees will be mutually enjoyable and lasting, employees may terminate their employment at any time, with or without cause, or notice and the company may do the same. Please note, this letter contains all of the terms of the company's offer to you. You may not rely on any verbal or other inducement which is not in this letter. You will also be expected to comply by Aetna’s policies and procedures.

Your New Employee Orientation will be delivered on your start date. Look out for the “Welcome to Aetna” email that will start you off on your orientation experience. The email will provide a link to our orientation web site. On the site you will be provided with information needed to help you sign up for benefits, perform payroll administration functions, obtain your employee I.D. badge and parking information etc.

At Aetna, we work every day to ensure the power of health is in your hands. Our employees are vital to enabling us to become the global leader in empowering people to live healthier lives. Together we can all make a difference.

Once again, I am delighted to extend this offer to you and look forward to your acceptance. Please acknowledge your acceptance of this offer by signing the enclosed copy of this letter, the enclosed copy of the non-solicitation/confidentiality/assignment agreement, and returning within seven (7) days after receipt. If you have any questions, please do not hesitate to call me.

Sincerely,

Aetna Life Insurance Company

By:	/s/ Mark Bertolini
Mark Bertolini

Accepted:	/s/ Rick Jelinek	Date:	10/14/15
Rick Jelinek

c: Kathleen Gioffre

Enclosures

[Aetna Logo]
Description of Aetna's Employment Dispute Arbitration Program
Following are the provisions of Aetna's Employment Dispute Arbitration Program:

1.
Except as otherwise specified, all employment-related legal disputes between employees and the Company will be submitted to and resolved by binding arbitration, and neither the employee nor the company will file or participate as an individual party or member of a class in a lawsuit in any court against the other with respect to such matters. This shall apply to claims brought on or after the date the employee becomes subject to this Program, even if the facts and circumstances relating to the claim occurred prior to that date and regardless of whether the employee or the Company previously filed a complaint/charge with a government agency concerning this claim.

2.
For purposes of this Program, the "Company" includes Aetna Inc., its subsidiaries and related companies, their predecessors, successors and assigns, and those acting as representatives or agents of those entities. "Employee" includes current and former employees of the Company.

3.
This Program does not apply to workers' compensation claims, unemployment compensation claims, and claims under the Employee Retirement Income Security Act of 1974 ("ERISA") for employee benefits. A dispute as to whether this Program applies must be submitted to the binding arbitration process set forth in this Program.

4.
The employee and/or the Company may seek emergency or temporary injunctive relief from a court in accordance with applicable law. However, after the court has issued a ruling concerning the emergency or temporary injunctive relief, the employee and the Company shall be required to submit the dispute to binding arbitration pursuant to this Program.

5.
Unless otherwise agreed, the arbitration will be administered by the American Arbitration Association (the "AAA") and will be conducted pursuant to the AAA's Employment Arbitration Rules and Mediation Procedures (the "Rules"), as modified in this Program, in effect at the time the request for arbitration is filed. For more information, visit the AAA website.

6.
If the Company initiates a request for arbitration, the Company will pay all of the administrative fees and costs charged by the AAA, including the arbitrator's compensation and charges for hearing room rentals, etc. If the employee initiates a request for arbitration or submits a counterclaim to the Company's request for arbitration, the employee shall be required to contribute One Hundred Dollars ($100.00) to those administrative fees and costs, payable to the AAA at the time the employee's request for arbitration or counterclaim is submitted. The Company may increase the contribution amount to no more than the maximum permitted under the AAA rules then in effect. In all cases, the employee and the Company shall be responsible for payment of any fees assessed by the arbitrator as a result of that party's delay, request for postponement, failure to comply with the arbitrator's rulings and for other similar reasons.

7.
The employee and the Company may choose to be represented by legal counsel in the arbitration process and shall be responsible for their own legal fees, expenses and costs. However, the arbitrator shall have the same authority as a court to order the employee or the Company to pay some or all of the other's legal fees, expenses, and costs, in accordance with applicable law.

8.
Unless otherwise agreed, there shall be a single arbitrator, selected by the employee and the Company from a list of qualified neutrals furnished by the AAA. If the employee and the Company cannot agree on an arbitrator, one will be selected by the AAA.

9.
Unless otherwise agreed, the arbitration hearing will take place in the city where the employee works or last worked for the Company. If the employee and the Company disagree as to the proper locale, the AAA will decide.

10.
The employee and the Company shall be entitled to conduct limited pre-hearing discovery. Each may take the deposition of one person and anyone designated by the other as an expert witness. The party taking the deposition shall be responsible for all associated costs, such as the cost of a court reporter and the cost of an original transcript. Each party also has the right to submit one set of ten written questions (including subparts) to the other party, which must be answered under oath, and to request and obtain all documents on which the other party relies in support of its answers to the written questions. Additional discovery may be permitted by the arbitrator upon a showing that it is necessary for that party to have a fair opportunity to present a claim or defense.

11.
The arbitrator shall apply the same substantive law that would apply if the matter were heard by a court and shall have the authority to order the same remedies (but no others) as would be available in a court proceeding. The time limits for requesting arbitration or submitting a counterclaim and the administrative prerequisites for filing an arbitration claim or counterclaim are the same as they would be in a court proceeding. The arbitrator shall consider and decide dispositive motions (motions seeking a decision on some or all of the claims or counterclaims without an arbitration hearing) filed by any party

12.
All proceedings, including the arbitration hearing and decision, are private and confidential, unless otherwise required by law. Arbitration decisions may not be published or publicized without the consent of both the employee and the Company.

13.	Unless otherwise agreed, the arbitrator's decisions will be in writing with a brief summary of the arbitrator's opinion.

14.	The arbitrator's decision is final and binding on the employee and the Company. After the arbitrator's decision is issued, the employee or the Company may obtain an order of judgment from a court and may obtain a court order enforcing the decision. The arbitrator's decision may be appealed to the courts only under the limited circumstances provided by law.

15.
If the employee previously signed an agreement, including but not limited to an employment agreement, containing arbitration provisions, those provisions are superseded by the arbitration provisions of this Program.

16.
If any provision of this Program is found to be void or otherwise unenforceable, in whole or in part, this shall not affect the validity of the remainder of the Agreement. All other provisions shall remain in full force and effect.

The Company may modify or eliminate this program. However, with respect to an employee or former employee who has agreed to be bound by the terms of this program, the Company may only modify or eliminate the program with that individual's consent (or as required by law).

Questions and Answers about the Employment Dispute Arbitration Program

The following questions and answers are designed to provide additional information about Aetna's Employment Dispute Arbitration Program.

What is arbitration? In arbitration, each side presents its position in a formal, confidential hearing to an impartial, outside arbitrator whom they have selected. The process often involves the testimony of witnesses, depositions, and the formal introduction of evidence. The arbitrator then makes a final, binding decision.

Why does Aetna want us to use binding arbitration? The Company's goal is to resolve employment-related disputes between Aetna and its employees in a fair, cost-effective and prompt manner. The Company believes binding arbitration will better achieve those objectives than the traditional litigation process. Many companies, including a number of our competitors (such as CIGNA, Wellpoint and United Healthcare) have implemented binding arbitration programs.

Does this mean that if I have an employment-related legal dispute with Aetna and it is not resolved through less formal means, the dispute will not be decided by a judge or jury? Yes. While some disputes are not subject to the arbitration provisions, all "covered" disputes will be submitted to a neutral arbitrator who will use the American Arbitration Association's (AAA's) Employment Arbitration Rules and Mediation Procedures, as modified by Aetna's Employment Dispute Arbitration Program, and will make a final and binding decision. These Rules are available online at the AAA Website, and we encourage you to read them carefully.

Will the arbitrator have the authority to award the same type of monetary and non-monetary relief as a judge or jury? Yes. The arbitrator will be able to award the same types of relief as a judge or jury. Likewise, the arbitrator cannot grant remedies that are unavailable in court.
What if I disagree with the arbitrator's decisions? Can I appeal to a court? Except in very limited circumstances (for example, where fraud on the part of the arbitrator is claimed), an arbitrator's decision is final and binding on both the employee and the Company. One reason why arbitration generally results in a more prompt outcome is that in most situations the arbitrator's decision is not subject to appeal by either party.
Will I have as much time to file an arbitration claim as I would to file a lawsuit? Yes. The time limits are the same as they would be in a court proceeding.
Who pays for the arbitration costs? Except for a nominal administration fee that must be paid by an employee at the time of filing an arbitration claim with the AAA, Aetna pays the fees and expenses charged by the AAA, including the neutral arbitrator's compensation.

Each party is required to pay fees assessed as a result of its own delay, request for postponement/cancellation of a scheduled hearing or failure to comply with an arbitrator's rulings, etc.
If I decide to be represented by a lawyer in the arbitration proceeding, who pays my legal fees? Just as in the traditional legal process, each party may choose to be represented by counsel and is responsible for payment of its own legal fees. However, the arbitrator has the same authority as a judge to order one party to pay the other party's legal fees and/or costs and expenses.
What if I am already subject to an arbitration requirement in another employment agreement I have with the Company? The current agreement replaces any and all arbitration clauses contained in other employment agreements you may have with the Company.
Do the arbitration provisions cover only future claims I may have? Any "covered" employment-related claim that you bring on or after the date you become subject to Aetna's Employment Dispute Arbitration Program is subject to arbitration, even if the facts and circumstances surrounding the claim occurred earlier and regardless of whether you previously filed a complaint/charge with a government agency concerning the claim.
Do the arbitration provisions also cover employment-related claims that Aetna may have against me? Yes. The provisions are mutual and also require Aetna to arbitrate any "covered" employment-related claims it may have against you.
Do the arbitration provisions preclude me from filing a charge with the Equal Employment Opportunity Commission (EEOC) or a similar agency? No. The arbitration provisions do not preclude you from filing a charge with the EEOC or similar agency. In fact, if filing a charge or complaint with a government agency would otherwise be required before filing a lawsuit, the same requirements must be met before filing an arbitration claim.
If I have additional questions as to how the arbitration program works, who should I contact? You may contact the HR Contact Center.

This page is for your information. You will be required to complete an electronic version of this form on your start date.

Aetna Employment Dispute Arbitration Program
Acknowledgement

I acknowledge that:

•	I received a description of Aetna’s Employment Dispute Arbitration Program and accompanying Questions and Answers and was offered an opportunity to review these materials.

•
I was advised that with respect to claims subject to arbitration, arbitration replaces my right and the Company’s right to sue or participate in a lawsuit. I was further advised of my right to obtain legal advice about arbitration before accepting the terms of my job offer.

•	My offer of employment was contingent upon my agreement to use Aetna’s mandatory/binding arbitration program rather than the courts to resolve employment-related legal disputes. I agree to do so.

Your electronic acknowledgment will be retained indefinitely as a part of Aetna's company records. You and your department owner will receive only an email copy of your acknowledgement. It is recommended you keep your copy of the email confirmation for your personal records.

Additional Information

I certify that I am a minor and I need to have my acknowledgement signed by a parent or legal guardian and the signed acknowledgement must be returned to my department owner.